AMENDMENT NO. 4 TO TRANSACTION DOCUMENTS

 Dated as of January 15, 2008

THIS AMENDMENT NO. 4 TO TRANSACTION DOCUMENTS (this “Amendment No. 4”) is entered into by and among MVL Film Finance LLC (the “Borrower”), MVL Productions LLC (“MPROD”), Marvel Studios, Inc. (“Marvel Studios” and together with the Borrower and MPROD, collectively, the “Marvel Parties”) and Ambac Assurance Corporation, in its capacity as Control Party (as defined in the Credit Agreement referred to below) (“Ambac”).  All capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement referred to below, or, if not defined therein, in the Master Agreement referred to below.

PRELIMINARY STATEMENTS:

(1)           WHEREAS, reference is made to (i) the Credit and Security Agreement dated as of August 31, 2005 (the “Credit Agreement”) among the Borrower, the financial institutions and commercial paper conduits from time to time party thereto, General Electric Capital Corporation, as Administrative Agent, and the Collateral Agent, (ii) the Master Development and Distribution Agreement dated as of August 31, 2005 (the “Master Agreement”) among the Marvel Parties, (iii) Amendment No. 1 to Transaction Documents dated as of September 29, 2006 (“Amendment No. 1”), Amendment No. 2 to Transaction Documents dated as of February 21, 2007 (“Amendment No. 2”), and Amendment No. 3 to Transaction Documents dated as of April 13, 2007 (“Amendment No. 3”) each by and between the Marvel Parties, Marvel Characters, Inc., MVL Rights LLC, Ambac and the Collateral Agent, and (iv) Acknowledgement No. 1 to Transaction Documents dated as of April 6, 2007 by and among Ambac and the Marvel Parties (“Acknowledgment No. 1”);

(2)           WHEREAS, in light of the Marvel Parties’ scheduled release of two Motion Pictures produced pursuant to the Transaction Documents in the Summer of 2008 and the current general conditions in the film industry related to its guilds, the Marvel Parties have asked Ambac to extend the deadline contained in Section 8.01(n)(iii) of the Credit Agreement for the next Initial Funding that is a Film-Related Advance for a period of twelve (12) months; and

(3)           WHEREAS, Ambac has agreed to grant such an extension provided that if the Marvel Parties use such extension the Class A Liquidity Reserve will be increased to $45,000,000 as further described herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

SECTION 1.    Deadline for Third Initial Funding which is a Film Related Advance.

Section 8.01(n) is hereby amended and restated as follows (with the new text underlined herein):

“(n) (i) if the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance occurs in 2007, more than eighteen (18) months has elapsed after an Initial Funding that is a Film-Related Advance before the occurrence of a subsequent Initial Funding that is a Film-Related Advance, (ii) if the Borrower breaches the covenant set forth in Section 7.01(j), (iii) if the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance occurs in 2008, the third Initial Funding which is a Film-Related Advance does not occur on or prior to June 29, 2009 and thereafter, more than twelve (12) months has elapsed after an Initial Funding that is a Film-Related Advance before the occurrence of a subsequent Initial Funding that is a Film-Related Advance, or (iv) if the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance occurs in 2009, the subsequent three Initial Fundings which are Film-Related Advances do not occur within twenty-four (24) months of the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance, in each case, other than due to an event of Force Majeure (except that such deadline shall not be extended for the strike by the Writers Guild of America which commenced on November 5, 2007);”

SECTION 2.    Class A Liquidity Reserve

(a)  The definition of Class A Liquidity Reserve Deficit set forth in Section 1.01(b) is hereby amended and restated as follows:

““Class A Liquidity Reserve Deficit” means, as of any date of determination, the excess, if any, of Class A Liquidity Reserve Amount over the balance on deposit in the Class A Liquidity Reserve Account at such time.”

(b)  Section 1.01(b) is hereby amended to add the following definition:

“Class A Liquidity Reserve Amount” Shall mean: (i) if the third Initial Funding which is a Film-Related Advance occurs on or prior to June 29, 2008 as such date is extended by any event of Force Majeure (the length of such extension being the number of calendar days during which the Force Majeure event existed e.g., in the case of a union strike, the number of calendar days that the union members are on strike), $25,000,000; and (ii) if the third Initial Funding which is a Film-Related Advance occurs thereafter, $45,000,000 provided however, in the event that the initial Class A Liquidity Reserve Amount funded in accordance with Section 2.02(d)(ii) on the last Business Day of the Capitalization Period is $45,000,000 then the Control Party will evaluate, in its good faith discretion, throughout the term of the Agreement and at least once annually, whether the Class A Liquidity Reserve Amount may be reduced by up to $20,000,000 or any partial amount thereof based on the timing and performance of the Pictures and the Facility as a whole.  The Class A Liquidity Reserve Amount shall be reduced by any amount up to $20,000,000 that Control Party determines is no longer necessary pursuant to the evaluation set forth in the preceding sentence.  The Control Party shall provide written notice of any such reduction to the Borrower and the Administrative Agent.”

(c) Section 2.02(d)(ii)(C) is hereby amended and restated as follows:

“(C) on the last Business Day of the Capitalization Period, to fund the Class A Liquidity Reserve Account up to the amount of the Class A Liquidity Reserve Amount.”

(d) Section 2.02(e) is hereby amended and restated as follows:

“Class A Liquidity Reserve Account.  On the last Business Day of the Capitalization Period, the Borrower shall request a Borrowing pursuant to Section 2.02(a) in the amount of the Class A Liquidity Reserve Amount at such time, and instruct the Administrative Agent, upon receipt of such funds from the Lenders, to direct such funds to the Class A Liquidity Reserve Account.”

(e) Section 5.02(xviii) is hereby amended and restated as follows:

“The sum of (a) the excess of the aggregate Class A Lender Commitments over the aggregate outstanding Class A Advances, plus (b) the excess of the balance on deposit in the Borrower Blocked Account over the Minimum Interest Reserve, exceeds the sum of (x) the aggregate unfunded Direct Negative Cost for all Motion Pictures in production, plus (y) the Direct Negative Cost for the Motion Picture related to the proposed Initial Funding plus (z) solely during the Capitalization Period, $45,000,000”

SECTION 3.    Representations and Warranties of the Marvel Parties.

3.1       The Marvel Parties each hereby represents and warrants to Ambac as follows:

(a)   It is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           The execution, delivery and performance by it of this Amendment No. 4 and each Transaction Document to which it is a party, and the transactions contemplated hereby and thereby, are within its limited liability company or corporate powers, have been duly authorized by all necessary limited liability company or corporate action, and do not (i) contravene, or constitute a default under, its constitutive documents, (ii) violate any Law or applicable writ, judgment, injunction, decree, determination or award except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on it or any of its properties, in each case which breach or default has not been permanently waived in accordance therewith or (iv) result in or require the creation or imposition of any Adverse Claim upon or with respect to any of its properties, other than Permitted Liens.

(c)           No consent of any other Person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party that has not been obtained is required for the due execution, delivery or performance by it of this Amendment No. 4 or any Transaction Document to which it is or is to be a party.

(d)           This Amendment No. 4 has been, and each Transaction Document to which it is a party has been, duly executed and delivered by it and is its legal, valid and binding obligation, enforceable against it in accordance with the terms of such document, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

3.2           In addition, the Marvel Parties each hereby represents and warrants to Ambac as follows:

No Event of Default, Potential Event of Default, MSI Default Event, MEI Event of Default or Acceleration Event has occurred and is continuing or would result from the execution, delivery and performance by it of this Amendment No. 4 and the transactions contemplated hereby.

SECTION 4.    Reference to and Effect on the Transaction Documents, Etc.

(a)           This Amendment No. 4 shall pertain only to the matters expressly referred to above and is effective only for the limited purposes set forth above, and shall not be deemed to authorize any other action or non-compliance on the Borrower’s, MPROD’s or Marvel Studio’s part.

(b)           The Transaction Documents, as specifically modified by Amendment No. 1, Amendment No. 2, Amendment No. 3, Acknowledgment No. 1 and this Amendment No. 4 are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  This Amendment No. 4 constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, there being no other agreements or understandings, oral, written or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby.

SECTION 5.    Execution in Counterparts.  This Amendment No. 4 may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment No. 4.  Delivery of an executed counterpart of a signature page to this Amendment No. 4 by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment No. 4.

SECTION 6.    Governing Law.  This Amendment No. 4 shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 4 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMBAC ASSURANCE CORPORATION

By: /s/ Kevin Graham
Name: Kevin Graham
Title:  Vice President

MVL FILM FINANCE LLC

By:  /s/ Tim Connors
Name: Tim Connors
Title:   Executive Vice President, Business Affairs and Operations

MVL PRODUCTIONS LLC

By  /s/ Tim Connors
Name: Tim Connors
Title:  Executive Vice President, Business Affairs and Operations

MARVEL STUDIOS, INC.

By  /s/ Tim Connors

Name: Tim Connors
Title: Executive Vice President, Business Affairs and Operations